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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                           Opta Food Ingredients, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   00068381N1
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00068381N1                  13G                   Page 2 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       New Enterprise Associates IV, Limited Partnership

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       577,5000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 3 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NEA Partners IV, Limited Partnership

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       577,5000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 4 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       New Enterprise Associates VI, Limited Partnership

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       577,5000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 5 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NEA Partners VI, Limited Partnership

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       577,5000 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 6 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank A. Bonsal, Jr.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            14,808 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             14,808 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       592,308 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 7 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nancy L. Dorman

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            8,148 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             8,148 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       585,648 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 8 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       C. Richard Kramlich

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       577,500 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 9 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Arthur J. Marks

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            11,088 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             11,088 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       588,588 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 10 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas C. McConnell

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            2,952 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             2,952 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       580,452 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.3%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00068381N1                  13G                   Page 11 of 23 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Charles W. Newhall III

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            15,856 shares
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            577,500 shares
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             15,856 shares
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         577,500 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,356 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer: Opta Food Ingredients, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 25 Wiggins Avenue, Bedford, Massachusetts 01730.

Item 2(a). Name of Persons Filing: New Enterprise Associates IV, Limited Partnership ("NEA IV"), NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, New Enterprise Associates VI, Limited Partnership ("NEA VI"), NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI, and Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are the individual general partners of NEA Partners IV and NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of NEA IV, NEA Partners IV, NEA VI, NEA Partners VI, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of NEA IV, NEA Partners IV, NEA VI and NEA Partners VI is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).     CUSIP Number: 00068381N1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

               (b) [ ]      Bank as defined in Section 3(a)(6) of the Act.

               (c) [ ] Insurance Company as defined in Section 3(a) (19) of the Act.

               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


                              Page 12 of 23 Pages

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

               Not applicable. The original Schedule 13G filed by the Reporting Persons relating to the Common Stock was not filed pursuant to Rule 13d-1(b).

Item 4. Ownership.

     (a) Amount Beneficially Owned: NEA IV is the record owner of 105,000 shares of Common Stock as of December 31, 1996 (the "NEA IV Shares"). NEA VI is the record owner of 472,500 shares as of December 31, 1996 (the "NEA VI Shares"). As the sole general partner of NEA IV, NEA Partners IV may be deemed to own beneficially the NEA IV Shares. As the sole general partner of NEA VI, NEA Partners VI may be deemed to own beneficially the NEA VI Shares. By virtue of their relationship as affiliated limited partnerships, each of NEA IV and NEA VI and their general partners, NEA Partners IV and NEA Partners VI, respectively, may be deemed to own beneficially both the NEA IV Shares and the NEA VI Shares, for a total of 577,500 shares.

          Bonsal is the record owner of 14,808 shares as of December 31, 1996. As a general partner of NEA Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, and record owner of 14,808 shares, Bonsal may be deemed to own beneficially the NEA IV Shares, the NEA VI Shares and the 14,808 shares that he owns of record, for a total of 592,308 shares. Newhall is the record owner of 8,856 shares as of December 31, 1996 and holds options to purchase an additional 7,000 shares, which are exercisable within 60 days after December 31, 1996, for a total of 15,856 shares. As a general partner of NEA Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, and record and beneficial owner of 15,856 shares, Newhall may be deemed to own beneficially the NEA IV Shares, the NEA VI Shares and the 15,856 shares, for a total of 593,356 shares. Dorman is the record owner of 8,148 shares as of December 31, 1996. As a general partner of NEA Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, and record owner of 8,148 shares, Dorman may be deemed to own beneficially the NEA IV Shares, the NEA VI shares and the 8,148 shares, for a total of 585,648 shares. Marks is the record owner of 11,088 shares as of December 31, 1996. As a general partner of NEA Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, and record owner of 11,088 shares, Marks may be deemed to own the NEA IV Shares, the NEA VI Shares, and the 11,088 shares, for a total of 588,588 shares. As a general partner of NEA Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, Kramlich may be deemed to own beneficially the NEA IV Shares and the NEA VI Shares, for a total of 577,500 shares. McConnell is the record owner of 2,952 shares as of December 31, 1996. As a general partner of NEA


                              Page 13 of 23 Pages

          Partners IV and NEA Partners VI, the sole general partners of NEA IV and NEA VI, respectively, McConnell may be deemed to own beneficially the NEA IV Shares, the NEA VI Shares and the 2,952 shares, for a total of 580,452 shares.

     (b)  Percent of Class: Each Reporting Person other than Bonsal, Marks and
          Newhall: 5.3%. Bonsal, Marks and Newhall: 5.4%. The foregoing percentages are calculated based on the 10,960,488 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Opta Food Ingredients, Inc. for the quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-3(d)(1).

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Bonsal, Dorman, Marks, McConnell and Newhall; 14,808 shares for Bonsal; 8,148 shares for Dorman; 11,088 shares for Marks; 2,952 shares for McConnell; and 15,856 shares for Newhall.

          (ii) shared power to vote or to direct the vote: 577,500 shares for each Reporting Person.

          (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person other than Bonsal, Dorman, Marks, McConnell and Newhall; 14,808 shares for Bonsal; 8,148 shares for Dorman; 11,088 shares for Marks; 2,952 shares for McConnell; and 15,856 shares for Newhall.

          (iv) shared power to dispose or to direct the disposition of: 577,500 shares for each Reporting Person.

     Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Opta Food Ingredients, Inc., except in the case of NEA IV, for the 105,000 shares it owns of record, in the case of NEA VI, for the 472,500 shares it owns of record, in the case of Bonsal, for the 14,808 shares he holds of record, in the case of Dorman, for the 8,148 shares she holds of record, in the case of Marks, for the 11,088 shares he holds of record, in the case of McConnell, for the 2,952 shares he holds of record and in the case of Newhall, for the 15,856 shares he holds of record and beneficially.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

                              Page 14 of 23 Pages

Item 8.   Identification and Classification of Members of the Group.

          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 15 of 23 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997


NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

By: NEA Partners IV, Limited Partnership


      By:             *
          ----------------------------
          Charles W. Newhall III
          General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:               *
    -------------------------------
    Charles W. Newhall III
    General Partner

NEW ENTERPRISE ASSOCIATES VI,
  LIMITED PARTNERSHIP

By: NEA Partners VI, Limited Partnership

      By:              *
          ---------------------------
          Charles W. Newhall III
          General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:             *
   ------------------------------
   Charles W. Newhall III
   General Partner


                              Page 16 of 23 Pages

             *
------------------------------
Frank A. Bonsal, Jr.

             *
------------------------------
C. Richard Kramlich

             *
------------------------------
Arthur J. Marks

             *
------------------------------
Thomas C. McConnell

             *
------------------------------
Charles W. Newhall III

                                      */s/ Nancy L. Dorman
                                      -----------------------------------------
                                      Nancy L. Dorman
                                      on her own behalf and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 17 of 23 Pages

                                                                       EXHIBIT 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Opta Food Ingredients, Inc.

     EXECUTED this 10th day of February, 1997.

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By: NEA Partners IV, Limited Partnership

     By:             *
        -----------------------------
         Charles W. Newhall III
         General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

     By:             *
        -----------------------------
         Charles W. Newhall III
         General Partner

NEW ENTERPRISE ASSOCIATES VI,
  LIMITED PARTNERSHIP

By: NEA Partners VI, Limited Partnership

     By:             *
        -----------------------------
         Charles W. Newhall III
         General Partner

NEA PARTNERS VI, LIMITED PARTNERSHIP


By:             *
   -----------------------------
    Charles W. Newhall III
    General Partner


                              Page 18 of 23 Pages

            *
---------------------------
Frank A. Bonsal, Jr.

            *
---------------------------
C. Richard Kramlich

            *
---------------------------
Arthur J. Marks

            *
---------------------------
Thomas C. McConnell

            *
---------------------------
Charles W. Newhall III

                                     */s/ Nancy L. Dorman
                                     -------------------------------------------
                                     Nancy L. Dorman
                                     on her own behalf and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 19 of 23 Pages

Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                                     /s/ Raymond L. Bank
                                                     ---------------------------
                                                     Raymond L. Bank

                                                     /s/ Thomas R. Baruch
                                                     ---------------------------
                                                     Thomas R. Baruch

                                                     /s/ Cornelius C. Bond, Jr.
                                                     ---------------------------
                                                     Cornelius C. Bond, Jr.

                                                     /s/ Frank A. Bonsal, Jr.
                                                     ---------------------------
                                                     Frank A. Bonsal, Jr.

                                                     /s/ James A. Cole
                                                     ---------------------------
                                                     James A. Cole


                              Page 20 of 23 Pages

                                                     /s/ Nancy L. Dorman
                                                     ---------------------------
                                                     Nancy L. Dorman

                                                     /s/ Neal M. Douglas
                                                     ---------------------------
                                                     Neal M. Douglas

                                                     /s/ John W. Glynn, Jr.
                                                     ---------------------------
                                                     John W. Glynn, Jr.

                                                     /s/ Curran W. Harvey
                                                     ---------------------------
                                                     Curran W. Harvey

                                                     /s/ Ronald Kase
                                                     ---------------------------
                                                     Ronald Kase

                                                     /s/ C. Richard Kramlich
                                                     ---------------------------
                                                     C. Richard Kramlich

                                                     /s/ Robert F. Kuhling
                                                     ---------------------------
                                                     Robert F. Kuhling

                                                     /s/ Arthur J. Marks
                                                     ---------------------------
                                                     Arthur J. Marks

                                                     /s/ Thomas C. McConnell
                                                     ---------------------------

                                                     Thomas C. McConnell

                                                     /s/ Donald L. Murfin
                                                     ---------------------------
                                                     Donald L. Murfin

                                                     /s/ H. Leland Murphy
                                                     ---------------------------
                                                     H. Leland Murphy


                              Page 21 of 23 Pages

                                                     /s/ John M. Nehra
                                                     ---------------------------
                                                     John M. Nehra

                                                     /s/ Charles W. Newhall III
                                                     ---------------------------
                                                     Charles W. Newhall III

                                                     /s/ Terry L. Opdendyk
                                                     ---------------------------
                                                     Terry L. Opdendyk

                                                     /s/ Barbara J. Perrier
                                                     ---------------------------
                                                     Barbara J. Perrier

                                                     /s/ C. Vincent Prothro
                                                     ---------------------------
                                                     C. Vincent Prothro

                                                     /s/ C. Woodrow Rea, Jr.
                                                     ---------------------------
                                                     C. Woodrow Rea, Jr.

                                                     /s/ Howard D. Wolfe, Jr.
                                                     ---------------------------
                                                     Howard D. Wolfe, Jr.

                                                     /s/ Nora M. Zietz
                                                     ---------------------------
                                                     Nora M. Zietz


                              Page 22 of 23 Pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                     /s/ Peter J. Barris
                                                     ---------------------------
                                                     Peter J. Barris

                                                     /s/ Debra E. King
                                                     ---------------------------
                                                     Debra E. King

                                                     /s/ Peter T. Morris
                                                     ---------------------------
                                                     Peter. T. Morris

                                                     /s/ Hugh Y. Rienhoff, Jr.
                                                     ---------------------------
                                                     Hugh Y. Rienhoff, Jr.

                                                     /s/ Alexander Slusky
                                                     ---------------------------
                                                     Alexander Slusky

                                                     /s/ Louis B. Van Dyck
                                                     ---------------------------
                                                     Louis B. Van Dyck


                              Page 23 of 23 Pages